Prospectus Supplement No. 1	Filed pursuant to Rule 424(b)(2)
(To Prospectus dated October 9, 2009)	Registration No. 333-161100

Up to $7,500,000
Shares of Common Stock

 We have entered into a Standby Equity Distribution Agreement, or the SEDA, with YA Global Master SPV Ltd., or YA Global, for the offer and sale of up to $7,500,000 of shares of our common stock, par value $0.01 per share, offered by this prospectus supplement and the accompanying base prospectus.  We may from time to time and at our sole discretion, during the next thirty-six months, issue all or a portion of these shares to YA Global at 97% of the market price at the time of such issuance determined in accordance with the terms of the SEDA.

 This prospectus supplement and the accompanying prospectus also cover the sale of these shares by YA Global to the public.  YA Global may be deemed an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended, and any profits on the sales of shares of our common stock by YA Global and any discounts, commissions or concessions received by YA Global may be deemed to be underwriting discounts and commissions under the Securities Act.  For additional information on the methods of sale that may be used by YA Global, see the section entitled “Plan of Distribution” on page S-13.

We also agreed to issue and sell to YA Global pursuant to the registration statement of which this prospectus supplement and the accompanying prospectus form a part, in consideration of its execution and delivery of the SEDA, an aggregate of 39,741 shares of our common stock on or about June 28, 2011.

Our common stock is listed on The NASDAQ Capital Market under the symbol “ENMD”.  The last reported sale price of our common stock on The NASDAQ Capital Market on June 27, 2011 was $2.81 per share.

As of June 27, 2011, the aggregate market value of our outstanding common stock held by non-affiliates is $52,651,270, based  on 11,597,491 shares of outstanding common stock, of which 10,530,254 are held by non-affiliates, and a per share price of $5.00 based on the closing sale price of our common stock on May 20, 2011.   Excluding the shares sold in this transaction, we have offered an aggregate of $6,159,949 of our common stock pursuant to General Instruction I.B.6. of Form S-3 during the prior 12 calendar month period that ends on and includes the date of this prospectus.

Upon each sale of our common stock to YA Global, we have agreed to pay our financial advisor, Ferghana Securities, Inc., or FSI, an advisory fee equal to 6.0% of the aggregate dollar amount paid to us for the common stock purchased by YA Global, payable at the time of each drawdown.

Investing in our common stock involves a high degree of risk.  See “Risk Factors” beginning on page S-4 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

YA Global Master SPV Ltd.

June 28, 2011

About this Prospectus Supplement

This prospectus supplement supplements the accompanying prospectus filed with our registration statement on Form S-3 (File No. 333-161100) as part of a “shelf” registration process.  Under the shelf registration process, we may offer to sell common stock, preferred stock warrants and units, from time to time in one or more offerings, up to a total dollar amount of $30,000,000.

This prospectus supplement describes the specific terms of this offering and the accompanying prospectus gives more general information, some of which may not apply to this offering.  We provide information to you about this offering of shares of our common stock in two separate documents that are bound together:  (1) this prospectus supplement, which describes the specific details regarding this offering; and (2) the accompanying prospectus, which provides general information, some of which may not apply to this offering.  Generally, when we refer to this “prospectus,” we are referring to both documents combined.  If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.  However, if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in the accompanying prospectus — the statement in the document having the later date modifies or supersedes the earlier statement as our business, financial condition, results of operations and prospects may have changed since the earlier dates.  You should read this prospectus supplement, the accompanying prospectus and the documents and information incorporated by reference in this prospectus supplement and the accompanying prospectus when making your investment decision.  You should also read and consider the information in the documents we have referred you to under the headings “Where You Can Find More Information” and “Information Incorporated by Reference.”

Panzem ® is a trademark of EntreMed, Inc.  This prospectus supplement, the accompanying prospectus and documents incorporated by reference herein may contain product names, trade names and trademarks of other entities, and are the property of their respective holders.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement and the accompanying prospectus to “the Company,” “EntreMed,” “we,” “us,” “our,” or similar references mean EntreMed, Inc., a Delaware corporation.

We have not authorized any broker, dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus supplement and the accompanying prospectus.  You must not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy common stock, nor do this prospectus supplement and the accompanying prospectus constitute an offer to sell or the solicitation of an offer to buy common stock in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even if this prospectus supplement and any accompanying prospectus is delivered or securities is sold on a later date.

Prospectus Supplement Summary

This summary highlights selected information about us, this offering and information appearing elsewhere in this prospectus supplement, in the accompanying prospectus and in the documents we incorporate by reference. This summary is not complete and does not contain all the information you should consider before investing in our securities pursuant to this prospectus supplement and the accompanying prospectus. You should carefully read this entire prospectus supplement and the accompanying prospectus carefully, including the information referred to under the heading “Risk Factors” in this prospectus supplement and the financial statements and other information that we incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision.

About EntreMed, Inc.

We are a clinical-stage pharmaceutical company focused on developing our lead compound ENMD-2076, an Aurora A and angiogenic kinase inhibitor for the treatment of cancer.  ENMD-2076 has completed Phase 1 studies in patients with advanced solid tumors and leukemia and is currently in a Phase 1 study in multiple myeloma and a multi-center Phase 2 study in patients with platinum resistant ovarian cancer.  In June 2011, we presented the interim results from our ENMD-2076 Phase II clinical trials at the American Society of Clinical Oncology annual meeting.

During 2011, we will continue to focus on three principal objectives:

•	Completing our current Phase 2 ovarian clinical trials for ENMD-2076 and evaluating our strategies for further Phase II development of ENMD-2076;
•	Conserving our cash by deferring new program initiatives and reducing expenses; and
•	Being opportunistic in raising capital and in seeking collaborations for our principal assets.

Our other therapeutic candidates include MKC-1, an oral cell-cycle inhibitor with activity against the mTOR pathway currently in multiple Phase 2 clinical trials for cancer, and ENMD-1198, a novel antimitotic agent currently in Phase 1 studies in advanced cancers.  The U.S. Food and Drug Administration (the FDA) has approved our Investigational New Drug Application (IND) for the use of Panzem ® in rheumatoid arthritis (RA) treatment.   However, we are currently not devoting significant resources to these candidates or preclinical activities.

We have since our inception dedicated substantially all of our resources to research and development.  We have not generated revenue from any product sales to date and have operated at a loss in each year of our existence. As of March 31, 2011, we had an accumulated deficit of approximately $377 million.  We expect to incur additional operating losses for the foreseeable future.  There is no assurance that our lead product, ENMD-2076, will be successful in its current Phase II clinical trials or in other trials we may initiate in the future.  We will require substantial additional capital to support the continued development of ENMD-2076 and our future operations.  We may not be able to obtain required additional capital or enter into relationships, partnerships or collaborations with corporate partners and other third parties on a timely basis, on terms that ultimately prove favorable to us, or at all.  Conditions in the capital markets in general, and in the life science capital markets specifically, may affect our potential financing sources and opportunities for strategic transactions.  If we are unable to secure additional capital to fund working capital and capital expenditure requirements in the future, we may be forced to discontinue operations.

Our principal offices are located at 9640 Medical Center Drive, Rockville, Maryland 20850, and our telephone number is (240) 864-2600. Additional information concerning us can be found in our periodic filings with the Securities and Exchange Commission, or the SEC, which are available on our website at www.entremed.com and on the SEC’s website at www.sec.gov. The information on our web site is not deemed to be part of this prospectus.

The Offering

Common stock offered by us
Shares of common stock with aggregate gross sale proceeds of up to $7.5 million. In connection with the execution of the SEDA, we have agreed to issue and sell an aggregate of $1.1 million of shares as our initial drawdown from the SEDA. The number of shares, and the purchase price for such shares, for the initial drawdown will be determined in accordance with the SEDA and settled in shares in equal amounts over the next five weeks.  We have also issued and sold an aggregate of 39,741 shares to YA Global in consideration of its execution and delivery of the SEDA.

Further information regarding the number of shares issued to YA Global, and the purchase price for such shares, in connection with each of five settlements of this initial $1.1 million drawdown, and for any other drawdowns during the term of the SEDA, will be disclosed in supplements to this prospectus to be filed in connection with the settlement of the shares.

Use of Proceeds
The proceeds from this offering will vary depending on the number of shares that we offer and the offering price per share.  We estimate that our net maximum proceeds, after discounts, commissions payable to our financial advisor and offering expenses, will be up to approximately $7.0 million, and will be approximately $1.0 million from the initial drawdown. We may sell fewer than all of the shares offered by this prospectus supplement, in which case our net offering proceeds will be less, and we may raise less than the maximum $7.5 million aggregate gross sales proceeds permitted by this prospectus supplement.

We intend to use the net proceeds received for general corporate purposes. See “Use of Proceeds” on page S-12.

Risk factors	See “Risk Factors” on page S-4 for a discussion of factors you should consider carefully before deciding to invest in our common stock and warrants to purchase our common stock.

NASDAQ Capital Market symbol for common stock and warrants	Our common stock is quoted and traded on The NASDAQ Capital Market under the symbol “ENMD.”

Risk Factors

An investment in our securities involves significant risk.  You should consider carefully the risks and uncertainties described below together with all other information in our filings with the SEC that are contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before you decide to invest in our securities.  The risk factors set forth below, in addition to all such other information that is contained or incorporated by reference in this prospectus supplement and the accompanying prospectus supersede the risk factors contained in our prior filings with the SEC.  Prospective investors should review all of these risk factors before making an investment decision.  If any of these risks or uncertainties actually occurs, our business, financial condition or results of operations could be materially adversely affected. Additional risks and uncertainties of which we are unaware or that we currently believe are immaterial could also materially adversely affect our business, financial condition or results of operations.  In any case, the trading price of our common stock could decline, and you could lose all or part of your investment. See also “Special Note Regarding Forward-Looking Statements.”

Risks Related to this Offering

There Is No Assurance That We Will Receive $7.5 Million In Gross Proceeds Under the SEDA

          Pursuant to applicable Nasdaq regulations regarding the sale of discounted shares of common stock and pursuant to the terms of the SEDA, we can only sell up to 19.9% of the outstanding number of shares as of the date of this prospectus. The sale of more than 20% of the outstanding shares of our common stock would require stockholder approval, which, if sought, may not be obtained.  Under the terms of the SEDA, we have the right, but not the obligation, to sell shares to YA Global in an amount up to $7.5 million over the three-year term of the SEDA.  Future drawdowns are subject to the limitations set forth in the SEDA, and the amount of future drawdowns, if any, may be limited by the future trading volume of our common stock.

The Sale Of Our Common Stock in This Offering and Any Future Sales Of Our Common Stock May Depress Our Stock Price

If we elect to draw down amounts under the SEDA, which will result in the sale of shares of our common stock to YA Global, any such draw downs may have a dilutive impact on our existing shareholders.  YA Global may resell some or all of the shares we issue to it pursuant to draw downs under the SEDA and such sales could cause the market price of our common stock to decline.

Risks Related to Our Business

We Have an Immediate Need for Capital and Will Need to Raise Additional Capital in the Future to Continue our Business, and our Independent Registered Public Accounting Firm Has Expressed Substantial Doubt as to our Ability to Continue as a Going Concern

We estimate that our current capital resources will not be sufficient to fund our operations through the fourth quarter of 2011 without additional financing.  In addition, our financial statements have been prepared on the assumption that we will continue as a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  However, our independent registered public accounting firm’s report on our financial statements as of and for the fiscal year ended December 31, 2010 includes an explanatory paragraph that states that our recurring losses from operations raise substantial doubt about our ability to continue as a going concern.

Our ability to continue as a going concern is dependent on our success at raising additional capital sufficient to meet our obligations on a timely basis and to ultimately attain profitability.  In the event we are unable to successfully raise additional capital, it is unlikely that we will have sufficient cash flows and liquidity to finance our business operations as currently contemplated.  Accordingly, in the event new financing is not obtained, we will likely reduce general and administrative expenses and delay clinical development activity until we are able to obtain sufficient financing to do so. These factors could significantly limit our ability to continue as a going concern.

We Have a History of Losses and Anticipate Future Losses and May Never Become Profitable on a Sustained Basis

To date, we have been engaged primarily in research and development activities. Although we receive limited revenues on royalties from sales of Thalomid® and in the past have received license fees and research and development funding from a former collaborator and limited revenues from certain research grants, we have not derived significant revenues from operations.

We have experienced losses in each year since inception.  Through March 31, 2011, we had an accumulated deficit of approximately $377 million.   We will seek to raise capital to continue our operations and although we have been successfully funded to date through the sales of our equity securities and through limited royalty payments, there is no assurance that our capital-raising efforts will be able to attract the funding needed to sustain our operations beyond that date or that such royalty payments will not continue to decline.  If we are unable to obtain additional funding for operations, we may not be able to continue operations as proposed, requiring us to modify our business plan, curtail various aspects of our operations or cease operations. In such event, investors may lose a portion or all of their investment.

Losses have continued since March 31, 2011.  We expect that our ongoing clinical and corporate activities will result in operating losses for the foreseeable future before we commercialize any products, if ever.  In addition, to the extent we rely on others to develop and commercialize our products, our ability to achieve profitability will depend upon the success of these other parties.  To support our research and development of certain product candidates, we may seek and rely on cooperative agreements from governmental and other organizations as a source of support. If a cooperative agreement were to be reduced to any substantial extent, it may impair our ability to continue our research and development efforts.  Even if we do achieve profitability, we may be unable to sustain or increase it.

Our Common Stock May be Delisted From The NASDAQ Capital Market, Which Could Negatively Impact the Price of Our Common Stock and Our Ability to Access the Capital Markets

The Nasdaq Capital Market imposes, among other requirements, listing maintenance standards as well as minimum bid and public float requirements.  In particular, Nasdaq rules require us to maintain a market value of our listed securities of at least $35 million, and to have a specified level of stockholder equity.  If the market value of our listed securities is less than $35 million for 30 consecutive trading days, or we do not meet other continued listing requirements, which was the case in 2010 when we failed to meet the stockholders equity or minimum market value listing requirement, we would fail to be in compliance with Nasdaq’s continued listing standards and, if we are unable to cure the listing deficiency, our common stock may be delisted from the Nasdaq Capital Market and we may not be able to maintain the continued listing of our common stock on the Nasdaq Capital Market.  Although we regained compliance with the Nasdaq listing standards for minimum bid price and minimum market value during 2010, there is no assurance that we would be able to cure another listing rule deficiency.

The Current Capital and Credit Market Conditions May Adversely Affect the Company’s Access to Capital, Cost of Capital, and Ability to Execute its Business Plan as Scheduled

Access to capital markets is critical to our ability to operate.  Traditionally, biopharmaceutical companies (such as we) have funded their research and development expenditures through raising capital in the equity markets.  Declines and uncertainties in these markets over the past several years have severely restricted raising new capital in amount sufficient to significantly conduct our ENMD-2076 program and have affected our ability to continue to expand or fund research and development efforts with our other product candidates.  We require significant capital for research and development for our product candidates and clinical trials.  If these economic conditions continue or become worse, the our future cost of equity or debt capital and access to the capital markets could be adversely affected.  In addition, our inability to access the capital markets on favorable terms because of our low stock price, or upon our delisting from the NASDAQ Capital Market if we fail to satisfy a listing requirement, could affect our ability to execute our business plan as scheduled. Moreover, we rely and intend to rely on third parties, including our clinical research organizations, third party manufacturers, and certain other important vendors and consultants.  As a result of the current volatile and unpredictable global economic situation, there may be a disruption or delay in the performance of our third-party contractors and suppliers.  If such third parties are unable to adequately satisfy their contractual commitments to us in a timely manner, our business could be adversely affected.

We are Uncertain Whether Additional Funding Will Be Available For Our Future Capital Needs and Commitments, and If We Cannot Raise Additional Funding, or Access the Credit Markets, We May Be Unable to Complete Development of Our Product Candidates

We will require substantial funds in addition to our existing working capital to develop our product candidates and otherwise to meet our business objectives. We have never generated sufficient revenue during any period since our inception to cover our expenses and have spent, and expect to continue to spend, substantial funds to continue our clinical development programs.  Any one of the following factors, among others, could cause us to require additional funds or otherwise cause our cash requirements in the future to increase materially:

•	progress of our clinical trials or correlative studies;
•	results of clinical trials;
•	changes in or terminations of our relationships with strategic partners;
•	changes in the focus, direction, or costs of our research and development programs;
•	competitive and technological advances;
•	establishment of marketing and sales capabilities;
•	manufacturing;
•	the regulatory approval process;
•	product launch; or
•	significant declines in our royalty revenue

At March 31, 2011, we had cash and short-term investments of $4.8 million with working capital of approximately $3.3 million. In addition to the proceeds contemplated from this offering, we may continue to seek additional capital through public or private financing or collaborative agreements. Our operations require significant amounts of cash. We may be required to seek additional capital, whether from sales of equity or debt or additional borrowings, for the future growth and development of our business.  We can give no assurance as to the availability of such additional capital or, if available, whether it would be on terms acceptable to us.  In addition, we may continue to seek capital through the public or private sale of securities, if market conditions are favorable for doing so.  If we are successful in raising additional funds through the issuance of equity securities, stockholders will likely experience substantial dilution, or the equity securities may have rights, preferences, or privileges senior to those of the holders of our common stock.  If we raise funds through the issuance of debt securities, those securities would have rights, preferences, and privileges senior to those of our common stock.  The current credit environment has negatively affected the economy, and we have considered how it might affect our business.   If we are not successful in obtaining sufficient capital because we are unable to access the capital markets on favorable terms, it could reduce our research and development efforts, curtail significantly our development of ENMD-2076 and may materially adversely affect our future growth, results of operations and financial results.

We Rely Exclusively on the Royalty Payments Based upon Thalomid® Sales by a Third Party to Produce our Revenues, and We Do Not Have Any Late Stage Product Candidates

We entered into a licensing agreement in 2001 regarding royalty payments for Thalomid®, and in 2004, certain provisions of that agreement were satisfied, which then entitled the Company to share in royalty payments received by Royalty Pharma Finance Trust on annual Thalomid® sales above a certain threshold. Based on the licensing agreement royalty formula, annual royalty sharing with Royalty Pharma commences when net royalties received by Royalty Pharma exceeds $15.375 million, which equates to approximately $225 million in Thalomid® annual sales.  During the year ended December 31, 2010, royalty payments from Thalomid® sales by Celgene Corporation accounted for substantially all of our total revenues.  As Thalomid® is distributed and sold by Celgene and/or its affiliates, we are reliant on a third party for our revenues.

Our royalty payment in 2010 and 2009 experienced a decline as compared to 2009 and 2008, respectively, and our total revenues earned in 2010 and 2009 were lower than 2009 and 2008, respectively.   Based on the trend, we expect annual sales of Thalomid® in 2011 to continue to decrease, which will result in a material reduction in our revenues.  A wide variety of events could cause Thalomid® sales to decline, including, for example, if a competing drug gains greater market share or wider acceptance, Celgene develops a new drug that substantially replaces the use of Thalomid®, or if regulatory approvals for certain uses of Thalomid® are withdrawn, such events could adversely affect our royalty revenue.  In the event that Celgene determines to cease selling Thalomid®, or to target its sales efforts to its other proprietary drugs such as REVLIMID® or unexpected adverse effects are reported by patients or doctors in connection with the use of Thalomid®, patient and physician confidence in Thalomid® as a treatment could be adversely affected. The inability of one of these third parties to perform these functions, or the failure of any of these parties to perform successfully, could cause our revenues to suffer. Additionally, if a competitor to Celgene successfully introduces a generic pharmaceutical product equivalent to Thalomid® at a relatively lower price and bypasses Celgene’s S.T.E.P.S.® proprietary distribution program, such action could have the effect of reducing the market share and profitability of Thalomid®, thus potentially causing a material adverse effect on our revenues and cash flow. Because we are dependent on sales of Thalomid®, any reduction in Thalomid® sales for any reason, including, but not limited to, the reasons described, would cause our results of operations to suffer.

Additionally, we do not have any late stage clinical programs, and ENMD 2076 is in a Phase II trial.  There is no assurance that ENMD-2076 will progress to further Phase II trials or advance to a Phase III trial, or that we will be able to finance such clinical trials. Accordingly, we do not have any near-term prospects of generating revenues from the commercial sale of ENMD-2076 or any of our product candidates.

The Market Price of Our Common Stock May Be Highly Volatile or May Decline Regardless of Our Operating Performance

Our common stock price has fluctuated from year-to-year and quarter-to-quarter and will likely continue to be volatile.  During 2011, our stock price has ranged from $2.80 to $6.57.   We expect that the trading price of our common stock is likely to be highly volatile in response to factors that are beyond our control.   The valuations of many biotechnology companies without consistent product revenues and earnings are extraordinarily high based on conventional valuation standards, such as price to earnings and price to sales ratios. These trading prices and valuations may not be sustained. In the future, our operating results in a particular period may not meet the expectations of any securities analysts whose attention we may attract, or those of our investors, which may result in a decline in the market price of our common stock. Any negative change in the public’s perception of the prospects of biotechnology companies could depress our stock price regardless of our results of operations.  These factors may materially and adversely affect the market price of our common stock.

Our Preferred Stockholder Would Have Priority in Distributions Over our Common Stockholders Following a Liquidation Event Affecting the Company. As a Result, in the Event of a Liquidation Event, our Common Stockholders Would Receive Distributions Only After Priority Distributions Are Paid

In the event of a Liquidation Event (as such term is defined in our Certificate of Designation of Series A Convertible Preferred Stock), Celgene, the sole holder of our outstanding Series A Convertible Preferred Stock (“Series A Preferred”), would be paid an amount equal to the Series A Preferred liquidation preference of $10.00 per share of Series A Preferred in the aggregate amount of $33.5 million, plus all accrued and unpaid dividends on such shares of Series A Preferred, which totals approximately $8.3 million as of March 31, 2011.  Additionally, unless waived, the holder of the Series A Preferred would be entitled to receive the Series A liquidation preference plus all accrued and unpaid dividends prior to any distributions to our common stockholders upon the occurrence of certain other liquidation events.  As a result, in the event of a Liquidation Event, our common stockholders’ ability to realize value for their shares would be subject to the payment of such priority distributions.

Development of Our Products is Uncertain

ENMD-2076 is in Phase 2 development and our other product candidates were in the early stage of clinical development and require significant, time-consuming and costly research and development, testing and regulatory clearances.  In developing our products, we are subject to risks of failure that are inherent in the development of these product candidates.  For example, it is possible that any or all of our proposed products will be ineffective or toxic, or otherwise will fail to receive necessary FDA clearances.  There is a risk that the proposed products will be uneconomical to manufacture or market or will not achieve market acceptance.  There is also a risk that third parties may hold proprietary rights that preclude us from marketing our proposed products or that others will market a superior or equivalent product.  Further, our research and development activities might never result in commercially viable products.

A number of companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in advanced clinical trials even after promising results in earlier trials.  Since ENMD-2076 is our primary product candidate any significant clinical setback or an unfavorable outcome in our Phase 2 trials for ENMD 2076 may require us to delay, reduce the scope of, or eliminate this program and could have a material adverse effect on our company and the value of our common stock.

Once a clinical trial has begun, it may be delayed, suspended or terminated due to a number of factors, including:

•	ongoing discussions with regulatory authorities regarding the scope or design of our clinical trials or requests by them for supplemental information with respect to our clinical trial results;
•	failure to conduct clinical trials in accordance with regulatory requirements;
•	lower than anticipated retention rate of patients in clinical trials;
•	serious adverse events or side effects experienced by participants; and
•	insufficient supply or deficient quality of product candidates or other materials necessary for the conduct of our clinical trials.

Many of these factors may also ultimately lead to denial of regulatory approval of a product candidate.  If we experience delays, suspensions or terminations in a clinical trial, the commercial prospects for the related product candidate will be harmed, and our ability to generate product revenues will be delayed.

Although several of our other product candidates have demonstrated some promising results in early clinical (human) trials and preclinical (animal) studies, they may not prove to be effective in subsequent clinical trials.  For example, testing on animals may occur under different conditions than testing in humans and therefore the results of animal studies may not accurately predict human experience.  Likewise, early clinical studies may not be predictive of eventual safety or effectiveness results in larger-scale pivotal clinical trials.  We are not currently pursuing clinical investigation of any of our other product candidates due to our limited resources at this time, and there is assurance that we will have sufficient funding to initiate further trials for these programs.

There are many regulatory steps that must be taken before any of these product candidates will be eligible for regulatory approval and subsequent sale, including the completion of preclinical and clinical trials.  We do not expect that these product candidates will be commercially available for several years, if ever.

Developments By Competitors May Render Our Products Obsolete

If competitors were to develop superior drug candidates, our products could be rendered noncompetitive or obsolete, resulting in a material adverse effect to our business.  Developments in the biotechnology and pharmaceutical industries are expected to continue at a rapid pace.  Success depends upon achieving and maintaining a competitive position in the development of products and technologies.  Competition from other biotechnology and pharmaceutical companies can be intense.  Many competitors have substantially greater research and development capabilities, marketing, financial and managerial resources and experience in the industry.  Even if a competitor creates a product that is not superior, we may not be able to compete.

We Must Show the Safety and Efficacy of Our Product Candidates Through Clinical Trials, the Results of Which are Uncertain

Before obtaining regulatory approvals for the commercial sale of our products, we must demonstrate, through preclinical studies (animal testing) and clinical trials (human testing), that our proposed products are safe and effective for use in each target indication.  Testing of our product candidates will be required, and failure can occur at any stage of testing. Clinical trials may not demonstrate sufficient safety and efficacy to obtain the required regulatory approvals or result in marketable products.  The failure to adequately demonstrate the safety and efficacy of a product under development could delay or prevent regulatory approval of the potential product.

Clinical trials for the product candidates we are developing may be delayed by many factors, including that potential patients for testing are limited in number.  The failure of any clinical trials to meet applicable regulatory standards could cause such trials to be delayed or terminated, which could further delay the commercialization of any of our product candidates.  Newly emerging safety risks observed in animal or human studies also can result in delays of ongoing or proposed clinical trials.  Any such delays will increase our product development costs.  If such delays are significant, they could negatively affect our financial results and the commercial prospects for our products.

The Independent Clinical Investigators and Contract Research Organizations That We Rely Upon to Assist in the Conduct of Our Clinical Trials May Not Be Diligent, Careful or Timely, and May Make Mistakes, in the Conduct of Our Trials

We depend on independent clinical investigators and contract research organizations, or CROs, to assist in the conduct of our clinical trials under their agreements with us.  The investigators are not our employees, and we cannot control the amount or timing of resources that they devote to our programs.  If independent investigators fail to devote sufficient time and resources to our drug development programs, or if their performance is substandard, it could  delay the approval of our FDA applications and our introduction of new drugs.  The CROs we contract with to assist with the execution of our clinical trials play a significant role in the conduct of the trials and the subsequent collection and analysis of data.  Failure of the CROs to meet their obligations could adversely affect clinical development of our products.

The Success of Our Business Depends Upon the Members of Our Senior Management Team, Our Scientific Staff and Our Ability to Continue to Retain Qualified Scientific, Technical and Business Personnel

We are dependent on the principal members of our senior management team and scientific staff for our business success.  The loss of any of these people could impede the achievement of our development and business objectives.  We do not carry key man life insurance on the lives of any of our key personnel.  There is intense competition for human resources, including management, in the scientific fields in which we operate and there can be no assurance that we will be able to attract and retain qualified personnel necessary for the successful development of ENMD-2076, and any expansion into areas and activities requiring additional expertise.  In addition, there can be no assurance that such personnel or resources will be available when needed.  In addition, we rely on a significant number of consultants to assist us in formulating our clinical strategy and other business activities.  All of our consultants may have commitments to, or advisory or consulting agreements with, other entities that may limit their availability to us.

We May Need New Collaborative Partners to Further Develop and Commercialize Products, and if We Enter Into Such Arrangements, We May Give Up Control Over the Development and Approval Process and Decrease our Potential Revenue

We plan to develop and commercialize our product candidates both with and without corporate alliances and partners. Nonetheless, we intend to explore opportunities for new corporate alliances and partners to help us develop, commercialize and market our product candidates.  We expect to grant to our partners certain rights to commercialize any products developed under these agreements, and we may rely on our partners to conduct research and development efforts and clinical trials on, obtain regulatory approvals for, and manufacture and market any products licensed to them. Each individual partner will seek to control the amount and timing of resources devoted to these activities generally.  We anticipate obtaining revenues from our strategic partners under such relationships in the form of research and development payments and payments upon achievement of certain milestones.  Since we generally expect to obtain a royalty for sales or a percentage of profits of products licensed to third parties, our revenues may be less than if we retained all commercialization rights and marketed products directly. In addition, there is a risk that our corporate partners will pursue alternative technologies or develop competitive products as a means for developing treatments for the diseases targeted by our programs.

We may not be successful in establishing any collaborative arrangements. Even if we do establish such collaborations, we may not successfully commercialize any products under or derive any revenues from these arrangements. There is a risk that we will be unable to manage simultaneous collaborations, if any, successfully.  With respect to existing and potential future strategic alliances and collaborative arrangements, we will depend on the expertise and dedication of sufficient resources by these outside parties to develop, manufacture, or market products.  If a strategic alliance or collaborative partner fails to develop or commercialize a product to which it has rights, we may not recognize any revenues on that particular product.

We Have No Current Manufacturing or Marketing Capacity and Rely on Only One Supplier For Some of Our Products

We do not expect to manufacture or market products in the near term, but we may try to do so in certain cases. We do not currently have the capacity to manufacture or market products and we have limited experience in these activities.  The manufacturing processes for all of the small molecules we are developing have not yet been tested at commercial levels, and it may not be possible to manufacture these materials in a cost-effective manner.  If we elect to perform these functions, we will be required to either develop these capacities, or contract with others to perform some or all of these tasks.  We may be dependent to a significant extent on corporate partners, licensees, or other entities for manufacturing and marketing of products.  If we engage directly in manufacturing or marketing, we will require substantial additional funds and personnel and will be required to comply with extensive regulations.  We may be unable to develop or contract for these capacities when required to do so in connection with our business.

We depend on our third-party manufacturers to perform their obligations effectively and on a timely basis.  These third parties may not meet their obligations and any such non-performance may delay clinical development or submission of products for regulatory approval, or otherwise impair our competitive position.  Any significant problem experienced by one of our suppliers could result in a delay or interruption in the supply of materials to us until such supplier resolves the problem or an alternative source of supply is located.  Any delay or interruption would likely lead to a delay or interruption of manufacturing operations, which could negatively affect our operations.  Although we have identified alternative suppliers for our product candidates, we have not entered into contractual or other arrangements with them. If we needed to use an alternate supplier for any product, we would experience delays while we negotiated an agreement with them for the manufacture of such product.  In addition, we may be unable to negotiate manufacturing terms with a new supplier as favorable as the terms we have with our current suppliers.

Problems with any manufacturing processes could result in product defects, which could require us to delay shipment of products or recall products previously shipped.  In addition, any prolonged interruption in the operations of the manufacturing facilities of one of our sole-source suppliers could result in the cancellation of shipments.  A number of factors could cause interruptions, including equipment malfunctions or failures, or damage to a facility due to natural disasters or otherwise.  Because our manufacturing processes are or are expected to be highly complex and subject to a lengthy regulatory approval process, alternative qualified production capacity may not be available on a timely basis or at all.  Difficulties or delays in our manufacturing could increase our costs and damage our reputation.

The manufacture of pharmaceutical products can be an expensive, time consuming, and complex process. Manufacturers often encounter difficulties in scaling-up production of new products, including quality control and assurance and shortages of personnel.  Delays in formulation and scale-up to commercial quantities could result in additional expense and delays in our clinical trials, regulatory submissions, and commercialization.

Failure of Manufacturing Facilities Producing Our Product Candidates to Maintain Regulatory Approval Could Delay or Otherwise Hinder Our Ability to Market Our Product Candidates

Any manufacturer of our product candidates will be subject to applicable Good Manufacturing Practices (GMP) prescribed by the FDA or other rules and regulations prescribed by foreign regulatory authorities.  We and any of our collaborators may be unable to enter into or maintain relationships either domestically or abroad with manufacturers whose facilities and procedures comply or will continue to comply with GMP and who are able to produce our small molecules in accordance with applicable regulatory standards.  Failure by a manufacturer of our products to comply with GMP could result in significant time delays or our inability to obtain marketing approval or, should we have market approval, for such approval to continue.  Changes in our manufacturers could require new product testing and facility compliance inspections.  In the United States, failure to comply with GMP or other applicable legal requirements can lead to federal seizure of violated products, injunctive actions brought by the federal government, inability to export product, and potential criminal and civil liability on the part of a company and its officers and employees.

We Depend on Patents and Other Proprietary Rights, Some of Which are Uncertain

Our success will depend in part on our ability to obtain and maintain patents for ENMD-2076 and our other products, both in the United States and abroad.  The patent position of biotechnology and pharmaceutical companies in general is highly uncertain and involves complex legal and factual questions.  Risks that relate to patenting our products include the following:

•	our failure to obtain additional patents;
•	challenge, invalidation, or circumvention of patents already issued to us;
•	failure of the rights granted under our patents to provide sufficient protection;
•	independent development of similar products by third parties; or
•	ability of third parties to design around patents issued to our collaborators or us.

Our potential products may conflict with composition, method, and use of patents that have been or may be granted to competitors, universities or others.  As the biotechnology industry expands and more patents are issued, the risk increases that our potential products may give rise to claims that may infringe the patents of others.  Such other persons could bring legal actions against us claiming damages and seeking to enjoin clinical testing, manufacturing and marketing of the affected products.  Any such litigation could result in substantial cost to us and diversion of effort by our management and technical personnel. If any of these actions are successful, in addition to any potential liability for damages, we could be required to obtain a license in order to continue to manufacture or market the affected products.  We may not prevail in any action and any license required under any needed patent might not be made available on acceptable terms, if at all.

            Under the Miikana merger agreement we are required to make certain milestone payments upon attainment of certain regulatory milestones for ENMD-2076, which we may elect to pay in stock or cash.  We are also a party to a license agreement for MKC-1, a product candidate that we currently are not actively pursuing.  Failure to meet such milestones for MKC-1 in the future could result in the loss of certain rights to the compound covered under such license agreement.

We also rely on trade secret protection for our confidential and proprietary information.  However, trade secrets are difficult to protect and others may independently develop substantially equivalent proprietary information and techniques and gain access to our trade secrets and disclose our technology.  We may be unable to meaningfully protect our rights to unpatented trade secrets.  We require our employees to complete confidentiality training that specifically addresses trade secrets.  All employees, consultants, and advisors are required to execute a confidentiality agreement when beginning an employment or a consulting relationship with us.  The agreements generally provide that all trade secrets and inventions conceived by the individual and all confidential information developed or made known to the individual during the term of the relationship automatically become our exclusive property. Employees and consultants must keep such information confidential and may not disclose such information to third parties except in specified circumstances.  However, these agreements may not provide meaningful protection for our proprietary information in the event of unauthorized use or disclosure of such information.

To the extent that consultants, key employees, or other third parties apply technological information independently developed by them or by others to our proposed projects, disputes may arise as to the proprietary rights to such information.  Any such disputes may not be resolved in our favor.  Certain of our consultants are employed by or have consulting agreements with other companies and any inventions discovered by them generally will not become our property.

Our Potential Products Are Subject to Government Regulatory Requirements and an Extensive Approval Process

Our research, development, preclinical and clinical trials, manufacturing, and marketing of most of our product candidates are subject to an extensive regulatory approval process by the FDA and other regulatory agencies in the United States and abroad.  The process of obtaining FDA and other required regulatory approvals for drug and biologic products, including required preclinical and clinical testing, is time consuming and expensive.  Even after spending time and money, we may not receive regulatory approvals for clinical testing or for the manufacturing or marketing of any products.  Our collaborators or we may encounter significant delays or costs in the effort to secure necessary approvals or licenses. Even if we obtain regulatory clearance for a product, that product will be subject to continuing review.  Later discovery of previously unknown defects or failure to comply with the applicable regulatory requirements may result in restrictions on a product’s marketing or withdrawal of the product from the market, as well as possible civil or criminal penalties.

Potential Products May Subject Us to Product Liability for Which Insurance May Not Be Available

The use of our potential products in clinical trials and the marketing of any pharmaceutical products may expose us to product liability claims.  We have obtained a level of liability insurance coverage that we believe is adequate in scope and coverage for our current stage of development.  However, our present insurance coverage may not be adequate to protect us from liabilities we might incur.  In addition, our existing coverage will not be adequate as we further develop products and, in the future, adequate insurance coverage and indemnification by collaborative partners may not be available in sufficient amounts or at a reasonable cost.  If a product liability claim or series of claims are brought against us for uninsured liabilities, or in excess of our insurance coverage, the payment of such liabilities could have a negative effect on our business and financial condition.

We May Engage in Strategic and Other Corporate Transactions, Which Could Negatively Affect Our Business and Earnings

In 2011, we may consider strategic and other corporate transactions as opportunities present themselves.  There are risks associated with such activities.  These risks include, among others, incorrectly assessing the quality of a prospective strategic partner, encountering greater than anticipated costs in integration, being unable to profitably deploy assets acquired in the transaction, such as drug candidates, possible dilution to our stockholders, and the loss of key employees due to changes in management.  Further, strategic transactions may place additional constraints on our resources by diverting the attention of our management from our business operations.  To the extent we issue securities in connection with additional transactions, these transactions and related issuances may have a dilutive effect on earnings per share and our ownership.  Our earnings, financial condition, and prospects after an acquisition depend in part on our ability to successfully integrate the operations of the acquired business or technologies.  We may be unable to integrate operations successfully or to achieve expected cost savings.  Any cost savings which are realized may be offset by losses in revenues or other charges to earnings.

Special Note Regarding Forward-Looking Statements

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain certain forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements also may be included in other statements that we make.  All statements that are not descriptions of historical facts are forward-looking statements.  These statements can generally be identified by the use of forward-looking terminology such as “believes,” “expects,” “intends,” “may,” “will,” “should,” or “anticipates” or similar terminology.  These forward-looking statements include, among others, statements regarding the timing of our clinical trials, our cash position and future expenses, and our future revenues.  Additionally, these statements relate to future plans, strategies, intentions, expectations, objectives and goals or to our future financial performance and prospects and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.  Our forward-looking statements are based on information available to us today, and we will not update these statements.

Actual results could differ materially from those currently anticipated due to a number of factors, including: the risk that we may be unable to continue as a going concern as a result of our inability to raise sufficient capital for our operational needs; our reliance on a single product candidate, ENMD-2076; the volatility of our common stock; our history of losses and expectation of incurring continued losses;  risks relating to the need for additional capital and the uncertainty of securing additional funding on favorable terms; the failure to consummate a transaction to monetize our Thalomid® royalty stream for any reason, including our inability to obtain the required third-party consents; our dependence on royalty sharing agreement based on sales of a product, Thalomid®, that we do not have control; declines in actual sales of Thalomid® resulting in materially reduced royalty payments; risks associated with our product candidates; results in preclinical models that are not necessarily indicative of clinical results; uncertainties relating to preclinical and clinical trials, including delays to the commencement of such trials;  any lack of progress of our research and development (including the results of our clinical trials); dependence on third parties;  risks relating to the commercialization, if any, of our  proposed products (such as marketing, safety, regulatory, patent, product liability, supply and other risks); and our ability to compete with larger, better financed biotechnology companies that may develop new approaches to the treatment of our targeted diseases.  Additional information about the factors and risks that could affect our business, financial condition and results of operations, are contained in our filings with the SEC, which are available at www.sec.gov.

You are encouraged to review the Risk Factors included in this prospectus supplement.

Use of Proceeds

  We may receive up to $7.5 million in proceeds from the sale of shares of common stock to YA Global pursuant to the SEDA. For each share of common stock purchased under the SEDA, YA Global will pay ninety-seven percent (97%) of the lowest daily volume weighted average price, or VWAP, during the five (5) consecutive trading days after the date that we deliver an advance notice.  Each such advance may be for an amount not to exceed the lesser of (1) $1,000,000 or (2) twice the average daily traded volume for the five trading days prior to the advance notice date, or (3) other amount mutually agreed to by the parties. The amount also cannot cause the aggregate number of shares of common stock beneficially owned by YA Global and its affiliates to exceed 9.99% of the then outstanding common stock.  If an advance notice requests the purchase of shares exceeding any of the amounts described above, that portion of the advance notice will be deemed as automatically withdrawn.  Notwithstanding the foregoing, upon the execution of the agreement with YA Global, we will issue and sell an aggregate of $1.1 million of our common stock upon the execution of the SEDA, which we refer to as the First Drawdown.  The number of shares issued in the First Drawdown will be determined and delivered in equal amounts each week during the next five weeks following the date of this prospectus.  We anticipate that the proceeds received under the SEDA, including the First Drawdown, will be utilized for clinical development of our lead product candidate, ENMD-2076, and for working capital.

If we sell the maximum dollar value of shares under the SEDA, we estimate that the net proceeds we will receive from this offering will be approximately $7.0 million after deducting the fees due to our financial advisor and other estimated offering related expenses.  We estimate that the net proceeds from the First Drawdown will be approximately $1.0 million, after payment of offering expenses, including fees to Yorkville Advisors, LLC, or Yorkville, which is an affiliate of YA Global, and to FSI.

We will retain broad discretion over the use of the net proceeds from the sale of our common stock offered hereby.   The timing and amount of our actual expenditures will be based on many factors, including progress in, and the costs of, our research and development programs, including our clinical trials, our ability to identify collaborators for our product candidates, our ability to negotiate and enter into definitive agreements with any such collaborators and the amount and timing of revenues, if any, from future collaborations. We therefore cannot estimate the amount of net proceeds to be used for all of the purposes described above.

Description of Securities We Are Offering

Common Stock

The material terms and provisions of our common stock are described under the caption “Description of Common Stock” starting on page 6 of the accompanying prospectus.

Plan of Distribution

On June 28, 2011, we entered into the SEDA with YA Global.  The SEDA provides that, upon the terms and subject to the conditions set forth therein, YA Global is committed to purchase up to $7,500,000 of shares of our common stock over a three-year commitment period.  From time to time, and at our sole discretion, we may present YA Global with advance notices to purchase shares of our common stock.  For each share of common stock purchased under the SEDA, YA Global will pay ninety-seven percent (97%) of the lowest daily VWAP during the five (5) consecutive trading days after the date of the advance notice.  Each such advance may be for an amount not to exceed the lower of $1,000,000 and the twice the average daily trading volume of our common stock for the five (5) consecutive trading days prior to the date of the advance notice, unless the parties mutually agree on a different amount.  “VWAP” means, as of any date, the daily dollar volume-weighted average price for such security as reported by Bloomberg, L.P.

With the exception of the First Drawdown, delivery of the shares against payment therefor in respect of each advance notice shall be settled on the second trading day following each sale pursuant to the SEDA, or on such earlier date as we and YA Global may mutually agree. There is no arrangement for funds to be received in an escrow, trust, or similar arrangement.  In connection with any advance notice, if any portion of an advance would cause the beneficial ownership of our then outstanding common stock by YA Global to exceed 9.99%, then such portion shall automatically be deemed to be withdrawn by us with no further action required by us.  We may terminate the SEDA upon fifteen (15) trading days of prior notice to YA Global, provided that there are no advances outstanding and we have paid to YA Global all amounts then due.

In addition to our issuance of common stock to YA Global pursuant to the SEDA, this prospectus supplement also covers the resale of those shares from time to time by YA Global to the public.  In connection with YA Global’s sale of our common stock, YA Global may be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation paid to YA Global may be deemed to be underwriting commissions or discounts. We have agreed in the SEDA to provide customary indemnification to YA Global.

YA Global has informed us that it will use an unaffiliated broker-dealer to effectuate any sales of common stock that it may purchase from us pursuant to the SEDA.  Such sales will be made on the Nasdaq Capital Market or otherwise at prices and at terms then prevailing or at prices related to the then current market price.  Each such unaffiliated broker-dealer may be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. YA Global has informed us that each such broker-dealer will receive commissions from YA Global which will not exceed customary brokerage commissions.

Shares of our common stock may be sold in one or more of the following manners:

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	to a broker-dealer as principal and resale by the broker-dealer for its account; or

•	a combination of any such methods of sale.

YA Global has agreed that, during the term of the SEDA, neither YA Global or its affiliates will engage in any short sales or hedging transactions with respect to our common stock, provided that upon receipt of an advance notice YA Global may sell shares that it is obligated to purchase under such advance notice prior to taking possession of such shares.

YA Global and any unaffiliated broker-dealer will be subject to liability under the federal securities laws and must comply with the requirements of the Securities Act and the Exchange Act, including without limitation, Rule 10b—5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of common stock by YA Global or any unaffiliated broker-dealer. Under these rules and regulations, YA Global and any unaffiliated broker-dealer:

•	may not engage in any stabilization activity in connection with our securities;

•
must furnish each broker which offers shares of our common stock covered by the prospectus that is a part of our Registration Statement with the number of copies of such prospectus and any prospectus supplement which are required by each broker; and

•	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

These restrictions may affect the marketability of the common shares by YA Global and any unaffiliated broker-dealer.

In consideration of YA Global’s execution and delivery of the SEDA, we agreed to issue and sell to YA Global an aggregate of 39,741 shares of our common stock, which shares shall be delivered within three trading days following the execution of the SEDA.  The registration statement to which this prospectus relates covers the issuance of those shares to YA Global, as well as the sale of those shares from time to time by YA Global to the public.  In accordance with the SEDA, we also paid $26,000 to Yorkville as a structuring and due diligence fee.

Upon each sale of our common stock to YA Global under the SEDA, we have also agreed to pay to FSI a placement fee equal to 6.0% of the aggregate dollar amount of common stock purchased by YA Global, payable at the time of each drawdown.  We have agreed to indemnify and hold harmless FSI against certain liabilities, including liabilities under the Securities Act.

Legal Matters

The validity of the issuance of the shares of common stock offered hereby has been passed upon by Arnold & Porter LLP, Washington, D.C.

Experts

Reznick Group, P.C., independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010, or the Form 10-K, and management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2010, as set forth in their reports, which are incorporated by reference in this prospectus supplement and elsewhere in the registration statement.   Our financial statements and management’s assessment are incorporated by reference in reliance on Reznick Group, P.C’s reports, given on their authority as experts in accounting and auditing.

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Form 10-K for the years ended December 31, 2009 and 2008, as set forth in their report, which is incorporated by reference in this prospectus supplement and elsewhere in the registration statement.   Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Where You Can Find More Information

We have filed with the SEC a registration statement under the Securities Act that registers the distribution of the securities offered under this prospectus supplement. The registration statement, including the attached exhibits and schedules and the information incorporated by reference, contains additional relevant information about us and the securities. The rules and regulations of the SEC allow us to omit from this prospectus supplement certain information included in the registration statement.

In addition, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy this information and the registration statement at the SEC public reference room located at Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549.   Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room.

In addition, the SEC maintains an Internet site that contains reports, proxy statements and other information about issuers of securities, like us, who file such material electronically with the SEC. The address of that web site is http://www.sec.gov. We also maintain a web site at http://www.entremed.com, which provides additional information about our company. The material on our website is not a part of this prospectus supplement or the accompanying prospectus.

Incorporation of Certain Information by Reference

The SEC allows us to incorporate by reference the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement. These documents may include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as Proxy Statements. Any documents that we subsequently file with the SEC will automatically update and replace the information previously filed with the SEC. Thus, for example, in the case of a conflict or inconsistency between information set forth in this prospectus supplement and information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later.

This prospectus supplement incorporates by reference the documents listed below that we previously have filed with the SEC and any additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus supplement and the termination of the offering of the securities. These documents contain important information about us.

1.	Our Annual Report on Form 10-K for the year ended December 31, 2011, filed on March 30, 2011.
2.	Our Definitive Proxy Statement on Schedule 14A for the 2011 annual meeting of stockholders, filed on April 28, 2011.
3.	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed on May 16, 2011.
4.	The Current Reports on Form 8-K filed on January 31, 2011 and June 10, 2011.
5.
The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A filed under the Exchange Act on May 14, 1996, including any amendment or report filed for the purpose of updating such description.

You can obtain a copy of any or all of the documents incorporated by reference in this prospectus supplement (other than an exhibit to a document unless that exhibit is specifically incorporated by reference into that document) from the SEC on its web site at http://www.sec.gov. You also can obtain these documents from us without charge by visiting our web site at http://www.entremed.com or by requesting them in writing, by email or by telephone at the following address:

Investor Relations
EntreMed, Inc.
9640 Medical Center Drive
Rockville, Maryland 20850
(240) 864-2643
investorrelations@entremed.com

We have authorized no one to provide you with any information that differs from that contained in this prospectus supplement or the accompanying prospectus. Accordingly, you should not rely on any information that is not contained in this prospectus supplement or accompanying prospectus.

PROSPECTUS

ENTREMED, INC.

$30,000,000

Common Stock

Preferred Stock

Warrants to Purchase Common Stock

Warrants to Purchase Preferred Stock

We may offer and sell from time to time shares of common stock, shares of preferred stock or warrants to purchase shares of common stock or shares of preferred stock either individually or in units. We may also offer common stock upon conversion of preferred stock or common stock or preferred stock upon the exercise of warrants. We may sell any combination of the above described securities, either individually or in units, in one or more offerings in amounts, at prices and on terms determined at the time of the offering. We refer to the shares of common stock, shares of preferred stock, warrants to purchase shares of common stock or shares of preferred stock and units collectively as the “securities.”

This prospectus provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add information or update information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the documents incorporated by reference and described under the heading “Where You Can Find More Information” before you make your investment decision.

We will sell the securities to underwriters or dealers, through agents or dealers, or directly to investors.

An investment in the securities offered under this prospectus involves a high degree of risk. You should carefully consider the risk factors described in the applicable prospectus supplement and certain of our filings with the Securities and Exchange Commission, as described under “ Risk Factors ” on page 3.

The aggregate market value of our outstanding common stock held by non-affiliates is $36,963,146, based on 87,776,144 shares of outstanding common stock, of which 77,006,555 are held by non-affiliates, and a per share price of $0.48 based on the closing sale price of our common stock on July 17, 2009. We have not offered any securities pursuant to General Instruction I.B.6. of Form S-3 during the prior 12 calendar month period that ends on and includes the date of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 9, 2009.

About This Prospectus

This prospectus is part of a “shelf” registration statement we filed with the Securities and Exchange Commission, or the SEC. By using a shelf registration statement, we may offer to sell any one or more or a combination of the securities described in this prospectus from time to time for an aggregate offering price of up to $30,000,000.

You should rely only on the information contained in or specifically incorporated by reference into this prospectus or a prospectus supplement. No dealer, sales person, agent or other individual has been authorized to give any information or to make any representations not contained in this prospectus. If given or made, such information or representations must not be relied upon as having been authorized by us.

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation.

The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of securities. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this prospectus or in our affairs since the date of this prospectus.

Special Note Regarding Forward-Looking Statements

This report contains certain forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements also may be included in other statements that we make. All statements that are not descriptions of historical facts are forward-looking statements. These statements can generally be identified by the use of forward-looking terminology such as “believes,” “expects,” “intends,” “may,” “will,” “should,” or “anticipates” or similar terminology. These forward-looking statements include, among others, statements regarding the timing of our clinical trials, our cash position and future expenses, and our future revenues.

Our forward-looking statements are based on information available to us today, and we will not update these statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable as of the date thereof, actual results could differ materially from those currently anticipated due to a number of factors, including risks relating to: the early stage of our product candidates under development operating losses and anticipated future losses; the volatility of our common stock; the possibility that we may be delisted from the Nasdaq Capital Market; the continuing deterioration of the credit and capital markets and the effect on our ability to raise capital; restrictions imposed by our loan agreement; intense competition and rapid technological change in the biopharmaceutical industry; uncertainties relating to our patent and proprietary rights; uncertainties relating to clinical trials: estimated clinical trial commencement date; government regulation; and uncertainties of obtaining regulatory approval on a timely basis or at all. Additional information about the factors and risks that could affect our business, financial condition and results of operations, are contained in our filings with the U.S. Securities and Exchange Commission (SEC), which are available at www.sec.gov.

About EntreMed, Inc.

We are a clinical-stage pharmaceutical company developing a new generation of multi-mechanism drugs for the treatment of cancer and inflammatory diseases. Currently, we are focused on developing our primary program, ENMD-2076, an Aurora A and angiogenic kinase inhibitor for the treatment of cancer. ENMD-2076 is currently in Phase 1 studies in advanced cancers and multiple myeloma. Our other therapeutic candidates include MKC-1, an oral cell-cycle inhibitor with activity against the mTOR pathway currently in multiple Phase 2 clinical trials for cancer, and ENMD-1198, a novel antimitotic agent currently in Phase 1 studies in advanced cancers. We also have an approved Investigational New Drug Application (IND) for the use of Panzem ® in rheumatoid arthritis (RA) treatment. All of our candidates are multi-mechanism drugs that target disease cells and the blood vessels that nourish them, which we believe can be developed to be safe and convenient, and provide the potential for improved patient outcomes.

Our goal is to develop and commercialize therapeutics based on our scientific expertise in angiogenesis, cell cycle regulation and inflammation — processes vital to the progression of cancer and other diseases. Our three clinical product candidates for oncology are based on these mechanisms.

Our principal offices are located at 9640 Medical Center Drive, Rockville, Maryland 20850, and our telephone number is (240) 864-2600. Our website is www.entremed.com. The information on our web site is not deemed to be part of this prospectus.

Risk Factors

An investment in our securities involves a high degree of risk. Before you decide whether to purchase any of our securities, in addition to the other information in this prospectus and the accompanying prospectus supplement, you should carefully consider the risk factors set forth under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference into this prospectus, as the same may be updated from time to time by our future filings under the Securities Exchange Act of 1934, as amended, or the Securities Exchange Act. For more information, see the section entitled “Incorporation by Reference.” The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also affect our business operations. To the extent that a particular offering implicates additional significant risks, we will include a discussion of those risks in the applicable prospectus supplement.

Use of Proceeds

Except as may be otherwise set forth in the prospectus supplement accompanying this prospectus, we will use the net proceeds we receive from sales of the securities offered hereby for general corporate purposes, including support for our continuing research and development, commercialization activities, business development activities, and, if opportunities arise, acquisitions of businesses, products, technologies or licenses that are complementary to our business, although we have no current plans, commitments or agreements with respect to any acquisitions as of the date of this prospectus.

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

We did not record earnings or pay any preferred stock dividends during the years ended December 31, 2004, 2005, 2006, 2007, 2008 and for the six months ended June 30, 2009. Accordingly, we are unable to disclose a ratio of earnings to combined fixed charges and preferred stock dividends.

Plan of Distribution

We may sell the securities offered through this prospectus in any one or more of the following ways:

•	directly to investors or purchasers;

•	to investors through agents;
•	directly to agents;
•	to or through brokers or dealers;
•	to the public through underwriting syndicates led by one or more managing underwriters;
•	to one or more underwriters acting alone for resale to investors or to the public;
•
through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction; and

•	through a combination of any such methods of sale.

Securities may also be issued upon exercise of warrants. We reserve the right to sell securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so.

The securities may be distributed at a fixed price or prices, which may be changed; market prices prevailing at the time of sale; prices related to the prevailing market prices; or negotiated prices.

The prospectus supplement will, where applicable:

•	describe the terms of the offering;
•	identify any underwriters, dealers or agents;
•	identify any managing underwriter or underwriters;
•	provide purchase price of the securities;
•	the net proceeds from the sale of the securities;
•	any delayed delivery arrangements;
•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;
•	any initial public offering price;
•	any discounts or concessions allowed or reallowed or paid to dealers; and
•	any commissions paid to agents.

Sale Through Underwriters or Dealers

If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The prospectus supplement will include the names of the dealers and the terms of the transaction.

 Direct Sales and Sales Through Agents

We may sell the securities offered through this prospectus. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) with respect to any sale of those securities. The terms of any such sales will be described in the prospectus supplement.

Delayed Delivery Contracts

If the prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. Delayed delivery contracts will be subject only to those conditions set forth in each applicable prospectus supplement, and each prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

“At the Market” Offerings

We may from time to time engage a firm to act as our agent for one or more offerings of our securities. We sometimes refer to this agent as our “offering agent.” If we reach agreement with an offering agent with respect to a specific offering, including the number of securities and any minimum price below which sales may not be made, than the offering agent will try to sell such securities on the agreed terms. The offering agent could make sales in privately negotiated transactions or any other method permitted by law, including sales deemed to be an “at the market” offering as defined in Rule 415 promulgated under the Securities Act, including sales made directly on the Nasdaq Capital Market, or sales made to or through a market maker other than on an exchange. The offering agent will be deemed to be an “underwriter” within the meaning of the Securities Act with respect to any sales effected through an “at the market” offering.

Market Making, Stabilization and Other Transactions

Unless the applicable prospectus supplement states otherwise, each series of offered securities will be a new issue and will have no established trading market. We may elect to list any series of offered securities on an exchange. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

To the extent permitted by and in accordance with Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in connection with an offering an underwriter may engage in over-allotments, stabilizing transactions, short covering transactions and penalty bids. Over-allotments involve sales in excess of the offering size, which creates a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would be otherwise. If commenced, the underwriters may discontinue any of the activities at any time.

To the extent permitted by and in accordance with Regulation M under the Exchange Act, any underwriters who are qualified market makers on the Nasdaq Capital Market may engage in passive market making transactions in the securities on the Nasdaq Capital Market during the business day prior to the pricing of an offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

Derivative Transactions and Hedging

We, the underwriters or other agents may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters or agents may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we may enter into security lending or repurchase agreements with the underwriters or agents. The underwriters or agents may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters or agents may also use the securities purchased or borrowed from us or others (or, in the case of derivatives, securities received from us in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

General Information; Offering Limitations

Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business. No securities may be sold under this prospectus without delivery, in paper format, in electronic format on the Internet, or both, of the applicable prospectus supplement describing the method and terms of the offering. Pursuant to the SEC rules governing the primary offering of securities on Form S-3 and as a result of our current public float as of the date of this Registration Statement, provided that we otherwise eligible to use Form S-3, we are limited to issue and sell, pursuant to this Registration Statement, a number of shares equivalent to the value of one-third of our public float in the 12-month period immediately prior to , and including, any such sale. If our public float exceeds $75 million at any time subsequent to the effective date of this Registration Statement, we will no longer be subject to the one-third limitation with respect to future sales.

Dilution

We will set forth in a prospectus supplement the following information regarding any material dilution of the equity interests of investors purchasing securities in an offering under this prospectus:

•	the net tangible book value per share of our equity securities before and after the offering;

•	the amount of the increase in such net tangible book value per share attributable to the cash payments made by purchasers in the offering; and

•	the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.

The Securities We May Offer

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplement, summarize the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. If we so indicate in a prospectus supplement, the terms of the securities may revise, amend, modify or supersede the terms we have summarized below. We will also include in the prospectus supplement information, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange or market, if any, on which the securities will be listed or quoted.

We may sell from time to time, in one or more offerings, one or more of the following securities:

•	common stock;

•	preferred stock;

•	warrants to purchase common stock;

•	warrants to purchase preferred stock; and

•	units.

These securities may be offered and sold from time to time for an aggregate offering price not to exceed $30,000,000.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

Description of Common Stock

The following summary of the terms of our common stock is subject to and qualified in its entirety by reference to our certificate of incorporation and by-laws, each as amended to date, copies of which are on file with the SEC as exhibits to previous SEC filings. Please see “Where You Can Find More Information” below for directions on obtaining these documents.

As of July 17, 2009, we had 170,000,000 shares of common stock authorized, of which 88,651,143 shares were outstanding.  All of our outstanding common shares are fully paid and non-assessable. Any additional common shares that we issue will be fully paid and non-assessable.

General

Holders of our common stock are entitled to one vote per share on matters on which our stockholders vote. There are no cumulative voting rights. Holders of our common stock are entitled to receive proportionally any dividends declared by our board of directors, out of funds that we may legally use to pay dividends. In the event of our liquidation or dissolution, holders of our common stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities, subject to the prior rights of holders of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights.

Since our initial public offering in 1996, we have not paid cash dividends on our common stock. We currently anticipate that any earnings will be retained for the continued development of our business and we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Nasdaq Capital Market

Our common stock is listed for quotation on the Nasdaq Capital Market under the symbol “ENMD.”

Description of Preferred Stock

As of July 17, 2009, we had 3,350,000 shares of 6% Series A Convertible Preferred Stock (“Series A Preferred”) issued and outstanding. Each share of Series A Preferred is convertible into five shares of common stock at an initial conversion price of $1.00 per share, subject to change for certain dilutive events.

 Our Series A Preferred ranks, with respect to rights to the payment of dividends and the distribution of assets in the event of our liquidation, dissolution or winding up, senior to our common stock and to any other class or series of our capital stock that we may issue in the future, unless the holders of the Series A Preferred approve the issuance of more senior securities. Our Series A Preferred accumulates dividends at a rate of 6% and will participate in dividends declared and paid on the common stock, if any. All accumulated dividends must be paid before any dividends may be declared or paid on the Common Stock. We have granted certain participation rights to purchase securities sold by us to the holder of our Series A Preferred.

Under Delaware law and our certificate of incorporation, our board of directors is authorized, without shareholder approval, to issue shares of preferred stock from time to time in one or more series. Our board of directors may fix the rights, preferences, privileges and restrictions of this stock. Some of the rights, preferences and privileges that our board of directors may designate include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms. Our board of directors may determine the number of shares constituting any series or the designation of such series. Any or all of the rights, preferences and privileges selected by the board of directors may be greater than the rights of the common stock.

If we offer a specific series of preferred stock under this prospectus, we will describe the terms of the preferred stock in the applicable prospectus supplement and will file a copy of the certificate of designation establishing the terms of the preferred stock with the SEC. To the extent required or applicable, this description will include:

•	the title and stated value;

•	the number of shares offered, the liquidation preference per share and the offering price;

•	the dividend rate(s), period(s) and/or payment date(s), or method(s) of calculation for such dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends accumulate;

•	the provisions for any sinking fund, if any;

•	the provisions for redemption, if any;

•	any listing of the preferred stock on any securities exchange or market;

•
whether preferred stock will be convertible into or exchangeable for our common stock or other of our securities, and, if applicable, the conversion or exchange price (or how it will be calculated) and conversion or exchange period;

•	voting rights, if any;

•	if appropriate, a discussion of any applicable U.S. federal income tax considerations;

•	the relative ranking and preference of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

•	any other specific terms, preferences, rights, limitations or restrictions.

The transfer agent and registrar for any class or series of preferred stock will be set forth in the applicable prospectus supplement.

Description of Warrants

We may issue warrants to purchase shares of common stock or shares of preferred stock. The warrants may be issued independently or together with any other securities and may be attached to or separate from the other securities. Further terms of the warrants will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, including, where applicable, the following:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued and the currency in which the price for the warrants may be paid;

•	the designation, terms and number of shares of common stock purchasable upon exercise of such warrants;

•	the designation and terms of the shares of common stock with which such warrants are issued and the number of such warrants issued with such shares;

•	the date on and after which such warrants and the related common stock will be separately transferable, including any limitations on ownership and transfer of such warrants;

•	provisions for changes to or adjustments in the exercise price of the warrants;

•	the price at which each share of common stock purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	the minimum or maximum amount of such warrants which may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	a discussion of certain material U.S. federal income tax consequences; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Description of Units

The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the units that we may offer under this prospectus and any related unit agreements and unit certificates. While the terms summarized below will apply generally to any units that we may offer, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any units offered under that prospectus supplement may differ from the terms described below.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, any form of unit agreement that describes the terms of the series of units we are offering, and any supplemental agreements, before the issuance of the related series of units. The following summaries of material terms and provisions of the units are subject to, and qualified in their entirety by reference to, all the provisions of such unit agreements and any supplemental agreements applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the particular series of units that we may offer under this prospectus and the complete unit agreement and any supplemental agreements that contain the terms of the units.

We may issue, in one more series, units comprised of shares of our common stock or preferred stock and warrants to purchase common stock or preferred or any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

 We may evidence units by unit certificates that we issue under a separate agreement. We may issue the units under a unit agreement between us and one or more unit agents. If we elect to enter into a unit agreement with a unit agent, the unit agent will act solely as our agent in connection with the units and will not assume any obligation or relationship of agency or trust for or with any registered holders of units or beneficial owners of units. We will indicate the name and address and other information regarding the unit agent in the applicable prospectus supplement relating to a particular series of units if we elect to use a unit agent.

We will describe in the applicable prospectus supplement the terms of the series of units being offered, including:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the governing unit agreement that differ from those described below; and

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The other provisions regarding our common stock, preferred stock and warrants as described in this section will apply to each unit to the extent such unit consists of shares of our common stock and preferred stock and warrants to purchase our common stock.

Certain Provisions of Our Certificate of Incorporation, Our Bylaws and Delaware Law

The following paragraphs summarize certain provisions of the Delaware General Corporation Law and our Certificate of Incorporation and Bylaws. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to the Delaware General Corporation Law and to our Certificate of Incorporation and Bylaws, copies of which are on file with the SEC.

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is a person who, together with affiliates and employees, owns or, within three years prior, did own 15% or more of the corporation’s voting stock.

Undesignated Preferred Stock

Our certificate of incorporation authorizes our board of directors, without further stockholder action, to provide for the issuance of up to a total of 5,000,000 shares of preferred stock, in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series of the designation of such series, without further vote or action by the stockholders. The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue one or more series of preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Staggered Board of Directors

Our board of directors is divided into three classes, the members of each of which will serve for a staggered three-year term. Our shareholders may elect only one-third of the directors each year; therefore, it is more difficult for a third party to gain control of our board of directors than if our board was not staggered.

Stockholder Meetings

Our bylaws provide that a special meeting of stockholders may be called only by the chairman of the board after the receipt of a written request of a majority of our board of directors.

Voting Rights

Each of our outstanding common shares as of the applicable record date is entitled to one vote in each matter submitted to a vote at a meeting of stockholders and, in all elections for directors, every stockholder has the right to vote the number of shares owned by it for as many persons as there are directors to be elected, provided directors are elected according to our articles of incorporation and by-laws. Our stockholders may vote either in person or by proxy.

The holders of Series A preferred stock have the right to one vote for each share of common stock into which their shares of Series A Preferred could then be converted. Holders of Series A Preferred have full voting rights, are entitled to notice of any stockholders’ meeting, and are treated for all purposes, and entitled to vote, with holders of the common stock as a single class.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

Amendment of Bylaws

Any amendment of our bylaws by our stockholders requires approval at a meeting at which a quorum is present by vote of a majority of the number of shares of stock entitled to vote present in person or by proxy at such meeting. Our bylaws may also be amended, changed, added to or repealed by our board of directors without the assent or vote of our stockholders.

Legal Matters

The validity of the issuance of the securities offered by this prospectus has been passed upon for us by Arnold & Porter LLP, Washington, DC. Certain legal matters will be passed upon for any agents or underwriters by counsel for such agents or underwriters identified in the applicable prospectus supplement.

Experts

Ernst & Young LLP, our independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of our internal control over financial reporting as of December 31, 2008, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and our management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

Where You Can Find More Information

This prospectus is part of a registration statement that we filed with the SEC. The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered by this prospectus.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our public filings, including reports, proxy and information statements, are also available on the SEC’s web site at http://www.sec.gov. We maintain a website at www.entremed.com. The information contained on our website is not incorporated by reference in this prospectus and any accompanying prospectus supplement, and you should not consider it a part of this prospectus and any accompanying prospectus supplement.

Incorporation of Certain Documents By Reference

The SEC allows us to “incorporate by reference” information from other documents that we file with them, which means that we can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus the documents listed below, and any future filings (other than the portions thereof deemed to be “furnished” to the SEC pursuant to Item 2.02, Item 7.01 or Item 9.01 of Current Report on Form 8-K) we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until we have sold all of the securities to which this prospectus relates or the offering is otherwise terminated, including any such filing prior to the effectiveness of this registration statement:

•	our annual report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 13, 2009;

•	our quarterly report on Form 10-Q for the period ending March 31, 2009, filed with the SEC on May 6, 2009;

•	our quarterly report on Form 10-Q for the period ending June 30, 2009, filed with the SEC on August 6, 2009;

•	our Current Reports on Form 8-K filed on February 2, 2009; March 12, 2009; and May 6, 2009 (excluding any information furnished in such reports under Item 2.02 or Item 9.01)

•	our definitive Proxy Statement on Schedule 14A, filed on April 29, 2009; and

•
the description of our common stock contained in our registration statement on Form 8-A filed under Section 12(g) of the Exchange Act with the SEC on May 14, 1996, including any amendment or report filed for the purpose of updating such description.

To the extent that any statement in this prospectus is inconsistent with any statement that is incorporated by reference and that was made on or before the date of this prospectus, the statement in this prospectus shall supersede such incorporated statement. The incorporated statement shall not be deemed, except as modified or superseded, to constitute a part of this prospectus or the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to the registration statement.

We will furnish without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any or all of the information that has been incorporated into this prospectus by reference (except exhibits, unless they are specifically incorporated into this prospectus by reference) but not delivered with this prospectus. You should direct any requests for copies to:

Ginny Dunn
Associate Director
Corporate Communications and Investor Relations
EntreMed, Inc.
9640 Medical Center Drive
Rockville, Maryland 20850
(240) 864-2600
ginnyd@entremed.com